MARC LUMER & COMPANY

CPAs, AN ACCOUNTANCY CORPORATION

October 2, 2006

Board of Directors Acting as
The Audit Committee
The Children's Internet
5000 Hop yard Road, Suite 320
Pleasanton, CA 94588

We hereby resign as auditors of The Children's Internet, Inc. effective immediately.

Very truly yours,

Marc Lumer & Co

601 MONTGOMERY STREET, SUITE 520 SAN FRANCISCO, CA 94111 (415) 362-7807 FAX: (419) 781-6008